Filed Pursuant to Rule 433

Registration No. 333-248443

February 2, 2023

Supplementing the Preliminary

Prospectus Supplement dated February 2, 2023

(To Prospectus dated August 27, 2020)

MPLX LP

Final Pricing Term Sheet

February 2, 2023

$1,100,000,000 5.00% Senior Notes due 2033

$500,000,000 5.65% Senior Notes due 2053

Issuer:	MPLX LP

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB

Net proceeds (before expenses) to the Issuer:	$1,577,025,000

Trade Date:	February 2, 2023

Settlement Date**:	February 9, 2023 (T+5)

$1,100,000,000 5.00% Senior Notes due 2033

Principal Amount:	$1,100,000,000

Maturity Date:	March 1, 2033

Coupon:	5.00%

Price to Public:	99.170% of the principal amount plus accrued interest, if any, from February 9, 2023

Yield to Maturity:	5.106%

Spread to Benchmark Treasury:	+170 bps

Benchmark Treasury:	4.125% due November 15, 2032

Benchmark Treasury Price / Yield:	105-30 / 3.406%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2023, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+30 bps (at any time before December 1, 2032)

Par Call:	At any time on or after December 1, 2032

CUSIP / ISIN:	55336VBV1 / US55336VBV18

$500,000,000 5.65% Senior Notes due 2053

Principal Amount:	$500,000,000

Maturity Date:	March 1, 2053

Coupon:	5.65%

Price to Public:	99.536% of the principal amount plus accrued interest, if any, from February 9, 2023

Yield to Maturity:	5.682%

Spread to Benchmark Treasury:	+210 bps

Benchmark Treasury:	3.00% due August 15, 2052

Benchmark Treasury Price / Yield:	89-14 / 3.582%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2023, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Optional Redemption Provisions:

Make-Whole Call:	T+35 bps (at any time before September 1, 2052)

Par Call:	At any time on or after September 1, 2052

CUSIP / ISIN:	55336VBW9 / US55336VBW90

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. MUFG Securities Americas Inc.
Barclays Capital Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:

Truist Securities, Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Morgan Stanley & Co. LLC

Comerica Securities, Inc.

Academy Securities, Inc.

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: (collect) 212-834-4533; BofA Securities, Inc., telephone: (toll-free) 1-800-294-1322; or MUFG Securities Americas Inc., telephone: (toll-free) 877-649-6848.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

**

It is expected that delivery of the notes will be made against payment therefor on or about February 9, 2023, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is two business days prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

3